                                                                 EXHIBIT 11

                    COMPUTATION OF PER SHARE EARNINGS

                            BROWN GROUP, INC.
                            AND SUBSIDIARIES

(Thousands, except per share)

                                                1994      1993      1992
PRIMARY                                         ----      ----      ----

Weighted average shares outstanding            17,555    17,270    17,132

Net effect of dilutive stock options
   based on treasury stock method
   using average market price                      84        64        10
                                               ------    ------    ------
      TOTAL                                    17,639    17,334    17,142
                                               ======    ======    ======
Earnings (loss) from continuing
   operations before accounting change     $   33,566  $ (9,296) $  3,239

Cumulative effect of accounting change           --      (2,214)     --

Discontinued operations                         5,832   (20,102)    1,425
                                           ----------  --------  --------
Net earnings (loss)                        $   39,398  $(31,612) $  4,664
                                           ==========  ========  ========

Earnings (loss) per share from continuing
   operations before accounting change     $     1.91  $  (0.54) $   0.19
Cumulative effect of accounting change           --       (0.13)     --
Discontinued operations                          0.33     (1.16)     0.08
                                           ----------  --------  --------
Net earnings (loss) per share (1)          $     2.24  $  (1.83) $   0.27
                                           ==========  ========  ========
FULLY DILUTED

Weighted average shares outstanding            17,555    17,270    17,132

Net effect of dilutive stock options
   based on treasury stock method
   using year-end market price, if
   higher than average market price                98        76        15
                                               ------    ------    ------
      TOTAL                                    17,653    17,346    17,147
                                               ======    ======    ======
Earnings (loss) from continuing
   operations before accounting change     $   33,566  $ (9,296) $  3,239
Cumulative effect of accounting change           --      (2,214)      --
Discontinued operations                         5,832   (20,102)    1,425
                                           ----------  --------  --------
Net earnings (loss)                        $   39,398  $(31,612) $  4,664
                                           ==========  ========  ========
Earnings (loss) per share from
   continuing operations before
   accounting change                       $     1.91  $  (0.54) $   0.19
Cumulative effect of accounting change           --       (0.13)     --
Discontinued operations                          0.33     (1.16)     0.08
                                           ----------  --------  --------
Net earnings (loss) per share (1)          $     2.24  $  (1.83) $   0.27
                                           ==========  ========  ========

(1) The dilutive effect of stock options was not included in weighted average shares outstanding for purposes of calculating earnings per share because dilution was less than 3% and not material.